NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 17, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 1, 2023, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the the formation of a holding company (via merger), which became effective January 1, 2023, KRC Merger Sub Corp, a Maryland corporation and wholly-owned subsidiary of (OLD) Kimco Realty Corporation merged with and into (OLD) Kimco Realty Corporation, with (OLD) Kimco Realty Corporation continuing as the surviving entity and a wholly-owned subsidiary of (NEW) Kimco Realty Corporation. As a result, each share of Old Kimco Common Stock, the 5.125% Class L Cumulative Redeemable Preferred Stock, and the 5.25% Class M Cumulative Redeemable Preferred Stock, immediately converted automatically into one corresponding share of Common Stock of (New) Kimco Realty Corporation, one corresponding issued and outstanding share of 5.125% Class L Cumulative Redeemable Preferred Stock of (New) Kimco Realty Corporation and one corresponding share of 5.25% Class M Cumulative Redeemable Preferred Stock, of (New) Kimco Realty Corporation. This Form 25 is only for the removal from listing on the Exchange of the (OLD) Kimco Realty Corporation Common Stock, the 5.125% Class L Cumulative Redeemable Preferred Stock, and the 5.25% Class M Cumulative Redeemable Preferred Stock, and not a termination of the registration of (NEW) Kimco Realty Corporation Common Stock, the 5.125% Class L Cumulative Redeemable Preferred Stock, and the 5.25% Class M Cumulative Redeemable Preferred Stockunder Section 12(b) of the Exchange Act.